Exhibit 99.1

NEWS RELEASE

Xenon Pharmaceuticals Expands Leadership on its Board of Directors with Appointments of
Gillian M. Cannon and Justin Gover

VANCOUVER, British Columbia, August 8, 2023 – Xenon Pharmaceuticals Inc. (Nasdaq:XENE), a neurology-focused biopharmaceutical company, today announced two new appointments to its Board of Directors: Dr. Gillian M. Cannon and Mr. Justin Gover. Dr. Cannon has more than 30 years of experience in the pharmaceutical industry, where she served in business and commercial leadership roles at Merck and Co., UCB, Otsuka and Roivant. Mr. Gover served as founding Chief Executive Officer and as a director of GW Pharmaceuticals from inception in 1999 until its sale to Jazz Pharmaceuticals for $7.2 billion in May 2021 and brings nearly twenty-five years of experience in leadership positions in the biotechnology industry with a focus on epilepsy.

Mr. Ian Mortimer, Xenon’s President and Chief Executive Officer, stated, “On behalf of our Board of Directors, I am delighted to welcome Gillian and Justin to our Board. Gillian brings a vast knowledge of commercializing novel medicines and leading successful neuroscience franchises at large pharmaceutical companies. In addition to his leadership acumen in the biotechnology industry, Justin brings a depth of understanding of the epilepsy space, with his background as founding CEO at GW Pharma and ongoing advocacy efforts at organizations such as CURE Epilepsy. These Board appointments are particularly timely given our continued efforts in advancing XEN1101 in multiple Phase 3 epilepsy trials and our preparation for commercialization as well as nearing a topline readout of our XEN1101 Phase 2 X-NOVA clinical trial in major depressive disorder. I am proud that both Gillian and Justin are lending their expertise to Xenon and look forward to their valued contributions and counsel.”

Gillian M. Cannon, Ph.D. brings more than 30 years of experience in the pharmaceutical industry, where she has served in leadership roles at multiple prominent global pharmaceutical companies including Merck and Co. Inc., UCB Inc. and Otsuka Pharmaceuticals. Serving more than 25 years at Merck, Dr. Cannon held a variety of senior positions, including Global Vice President for Commercial Operations at Merck’s start-up biosimilar business, Merck BioVentures; Business Unit Head for Merck’s specialty products franchise, and Global Commercial Head of Merck’s neuroscience franchise. More recently, Dr. Cannon was the President of North American Operations for UCB Inc. from 2015 to 2017. In 2018, Dr. Cannon joined Roivant Sciences, a biotechnology company, serving initially as COO for Alyvant and subsequently as Head of Commercial Innovation for Roivant. Dr. Cannon currently serves on the Board of Directors for Corcept Therapeutics, a publicly traded clinical-stage biopharmaceutical company; Affibody AB, a Swedish biotechnology company; Edinburgh Innovations, the commercial arm of Edinburgh University; and Our Future Health Trading Board, the largest UK health research program. She also serves as a lecturer in the Drug Discovery Master’s program at Drexel University, PA. Dr. Cannon received her B.Sc. from the University of Edinburgh and Ph.D. in Health Administration from Temple University.

Justin Gover brings nearly twenty-five years of experience in leadership positions in the biotechnology industry in the UK and the U.S. Mr. Gover served as founding Chief Executive Officer and as a director of GW Pharmaceuticals plc from the company’s inception in 1999 until its sale to Jazz Pharmaceuticals plc for $7.2 billion in May 2021. Mr. Gover led GW from London, UK from 1999 to 2015, at which time he relocated to San Diego, CA to open the company’s US headquarters. At GW, Mr. Gover led the development and commercialization of Epidiolex® (cannabidiol), which is approved in the U.S. and Europe in the field of childhood onset epilepsy. From 2018 to 2021, Mr. Gover served on the Board of Directors of the Biotechnology Innovation Organization (BIO). Mr. Gover currently serves on the Board of Directors for CURE Epilepsy and Rady Children’s Institute for Genomic Medicine. Mr. Gover holds an M.B.A. from the INSEAD business school in France and a B.Sc. (Hons) from Bristol University, UK.

About Xenon Pharmaceuticals Inc.

Xenon Pharmaceuticals (NASDAQ:XENE) is a clinical stage biopharmaceutical company committed to developing innovative therapeutics to improve the lives of patients with neurological disorders. We are advancing a novel product pipeline of neurology therapies to address areas of high unmet medical need, with a focus on epilepsy. For more information, please visit www.xenon-pharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, and include statements regarding our management and directors and their contributions and our prospects; the potential efficacy, safety profile, future development plans, addressable market, regulatory success and commercial potential of our and our partners’ product candidates; our ability to successfully develop and achieve milestones in our XEN1101 and other development programs; our ability to successfully develop and obtain regulatory approval of XEN1101 and our other product candidates; and anticipated enrollment in our clinical trials and the timing thereof. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators’ product candidates; promising results from pre-clinical development activities or early clinical trial results may not be replicated in later clinical trials; our ongoing discovery and pre-clinical efforts may not yield additional product candidates; any of our or our collaborators’ product candidates, including XEN1101, may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; regulatory agencies may impose additional requirements or delay the initiation of clinical trials; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; the impact of new or changing laws and regulations; the impact of pandemics and other health crises on our research and clinical development plans and timelines and results of operations, including impact on our clinical trial sites, collaborators, regulatory agencies and related review times, and contractors who act for or on our behalf; the impact of unstable economic conditions in the general domestic and global economic markets; adverse conditions from geopolitical events; as well as the other risks identified in our filings with the Securities and Exchange Commission and the securities commissions in British Columbia, Alberta, and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Xenon” and the Xenon logo are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions. All other trademarks belong to their respective owner.

Investor/Media Contact:

Jodi Regts
Xenon Pharmaceuticals Inc.
Phone: 604.484.3353
Email: investors@xenon-pharma.com